Exhibit 4.1
THIRD AMENDMENT
TO
SECOND AMENDED AND RESTATED RIGHTS AGREEMENT
This Third Amendment to Second Amended and Restated Rights Agreement, dated as of October 13, 2008 (the “Amendment”), is by and between Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).
WITNESSETH
WHEREAS, the Company and Rights Agent have heretofore entered into the Second Amended and Restated Rights Agreement, dated January 19, 2005, as amended on October 24, 2005 and further amended on June 29, 2007 (as so amended, the “Rights Agreement”);
WHEREAS, no Distribution Date (as defined in the Rights Agreement) has occurred; and
WHEREAS, the Board of Directors of the Company has adopted, in accordance with Section 27 of the Rights Agreement, a resolution approving this Amendment and directing the appropriate officers of the Company to take all appropriate steps to execute and put into effect this Amendment, and an appropriate officer of the Company has provided a certificate to the Rights Agent as provided for in such Section 27.
NOW, THEREFORE, in consideration of the premises and covenants set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:
(1) Certain Definitions. Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of (i) 9.9% or more of the shares of Common Stock or (ii) Voting Securities that in the aggregate represent 9.9% or more of the Total Voting Power; provided, however, that the term “Acquiring Person” shall not include (x) the Company, any Subsidiary of the Company, any employee stock option plan or other employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such plan, (y) Banco Santander, S.A. (“Santander”) and its Affiliates and Associates, (1) to the extent and only to the extent that Santander or such Affiliates or Associates acquire beneficial ownership of the Common Stock (or securities convertible into or exchangeable for Common Stock) in accordance with and as permitted by the terms of the Investment Agreement, dated October 24, 2005 (the “Investment Agreement”), between the Company and Santander, and (2) as a result of the transactions contemplated by the Transaction Agreement, dated October 13, 2008, between the Company and Santander, which has not terminated in accordance with its terms or otherwise, or (z) each of Santander and the shareholders (collectively, the “Shareholders”) to the respective shareholders agreements, dated October 13, 2008, between Santander and each such Shareholder (collectively, the “Shareholders Agreements”), to the extent and only to the extent that (i) such Shareholder or Santander, as applicable, had or may be deemed to have beneficial ownership of shares solely as a result of such Shareholders Agreement and (ii) any such Shareholders Agreement has not terminated in accordance with its terms or otherwise.
(2) Rights Agreement. On or after the date hereof, each reference in the Rights Agreement (including the Exhibits thereto) to “This Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Rights Agreement as amended hereby and all Exhibits thereto shall be deemed to be amended to reflect the amendments made hereby.
(3) Effective Date. This Amendment shall be effective as of the date of its execution and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
(4) Capitalized Terms. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement.
(5) Enforceability. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.
(6) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth applicable to contracts made and to be performed entirely within the Commonwealth; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
(7) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

SOVEREIGN BANCORP, INC.

By:

Name:
Title

Attest:
By:

Name:
Title

MELLON INVESTOR SERVICES LLC

By:

Name:
Title

Attest:

By:

Name:
Title

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